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                                                                     Exhibit 2.1
                                    AGREEMENT


          This Agreement is made as of the day of August 22, 1997 by and among IDEXX Laboratories, Inc., a Delaware corporation ("IDEXX"), IDEXX Laboratories Limited, an English limited liability company ("Sub"), VetTest S.A., a Swiss societe anonyme ("VetTest"), Industrial Innovation Management S.A., a Swiss societe anonyme ("IIM S.A."), VetTest Marketing Services Limited, an English limited liability company ("VMSL"), and Industrial Innovation Management Company, Inc., a Delaware corporation ("IIM Inc."). VetTest, IIM S.A., VMSL and IIM Inc. are sometimes referred to collectively herein as the "Sellers," and IDEXX and Sub are sometimes collectively referred to herein as the "Buyers."

          WHEREAS, the Buyers and the Sellers are parties to an Asset Purchase Agreement dated as of January 15, 1992 (the "Asset Purchase Agreement");

          WHEREAS, Section 1.8 of the Asset Purchase Agreement provides for the issuance by IDEXX of shares of its common stock, $.10 par value ("Common Stock") as supplemental purchase price to the Sellers; and

          WHEREAS, the Buyers and the Sellers have been negotiating potential alternatives to the issuance of shares of Common Stock under said section 1.8 but have determined to proceed as provided in Section 1.8 with such modifications as are provided herein;

          NOW, THEREFORE, for valuable consideration, receipt and sufficiency of which is hereby acknowledged, the Buyers and the Sellers hereby agree as follows:

1. 5,894 shares of Common Stock shall be issued to the Sellers as Supplemental Shares under Section 1.8 of the Asset Purchase Agreement.

2. The Supplemental Shares shall be issued in the name and delivered to the address described on Exhibit A hereto.

3. Upon issuance and delivery of the Supplemental Shares as provided in paragraph 2 above, and without any further action by the Sellers, the Sellers shall have irrevocably waived any and all claims, liabilities, losses, costs and damages relating to the issuance of the Supplemental Shares or the payment of the Supplemental Purchase Price, including, without limitation, any claims, liabilities, losses, costs or damages relating to any actual or alleged delay by the Buyers in issuing the Supplemental Shares or any decline in the market value of the Common Stock occurring at any time.

4. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

5. Except as modified or amended hereby, the Asset Purchase Agreement shall remain in full force and effect.
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IDEXX LABORATORIES, INC.



By:     /s/ David E. Shaw
      -------------------------------------
      Name:  David E. Shaw
      Title:  Chairman and Chief Executive Officer


IDEXX LABORATORIES LIMITED



By:     /s/ David E. Shaw
      -------------------------------------
      Name:  David E. Shaw
      Title:  Director


VETTEST S. A.



By:     /s/ William M. Trust, Jr.
      -------------------------------------
      William M. Trust, Jr.
      Attorney-in-fact


INDUSTRIAL INNOVATION MANAGEMENT S.A.



By:     /s/ William M. Trust, Jr.
      -------------------------------------
      William M. Trust, Jr.
      Attorney-in-fact



INDUSTRIAL INNOVATION MANAGEMENT COMPANY, INC.



By:     /s/ William M. Trust, Jr.
      -------------------------------------
      William M. Trust, Jr.
      President and Chief Executive Officer
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VETTEST MARKETING SERVICES LIMITED



By:       /s/ William M. Trust
      -------------------------------------
      William M. Trust, Jr.
      Attorney-in-fact
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                                    EXHIBIT A

Issue shares in the name of:

     Smith Barney Inc. For the Account of (FAO) Industrial Innovation Management Co., Inc.

Deliverable to :

      William M. Trust, Jr.
      Industrial Innovation Management Co., Inc.
      7 East Frederick Place
      Cedar Knolls, NJ  07927